AGREEMENT

This Agreement is signed on this 14th day of December 2005 by and between

YZ Business Consulting, a New Jersey corporation having an office at 182 Myrtle Avenue, Mahwah, NJ 07430 ("Provider") in the person of President Yevsey Zilman; and Royal Capital Management, Inc., a New Jersey corporation having an office at: 325 Flower Lane, Morganville, New Jersey 07751 ("Licensee") in the person of Vice President Eduard Klebanov.

The parties hereto agreed as follows.

1. This Agreement shall be an integral part of the license agreement between Provider and Licensee dated August 9 2005 ("License Agreement").

2. Provider commits to finance all the costs associated with the development of the ESL Program project and marketing of the products developed by Licensee.

3. Article 1.1 of Schedule A of the License Agreement related to the repayment to Licensee of the Licensee's initial stage operation costs by Provider shall become null and void upon signing of this Agreement.

4. Provider shall receive royalties as termed in the License Agreement immediately after the sales of any product, services or any other activities utilizing the Educational Aids without repayment to Licensee of the costs referenced to in Article 1.1 of Schedule A of the License Agreement.

5. This Agreement is construed with and governed by the appropriate laws of New Jersey.

6. This Agreement is made in two original specimens in English, one for each party. Each text shall have equal power.

Provider	Licensee
Yevsey Zilman President	Eduard Klebanov Vice President